UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
__________________________________________

Pursuant to Section 13 or 15 (d) of
The Securities Exchange Act of 1934

February 27, 2008
Date of report (date of earliest event reported)

    FOREST LABORATORIES, INC.
 (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-5438 (Commission File Number)	11-1798614 (I.R.S. Employer Identification Number)

909 Third Avenue New York, New York (Address of principal executive offices)		10022-4731 (Zip code)

(212) 421-7850
(Registrant's telephone number, including area code)

                                                None
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

On February 27, 2008, Forest Laboratories, Inc., a Delaware corporation ("Forest"), through its wholly-owned subsidiary, Forest Laboratories Holdings, Ltd., an Irish corporation, and Mylan Inc., a Pennsylvania corporation, formerly known as Mylan Laboratories Inc. ("Mylan"), entered into an amendment to the Nebivolol Development and Commercialization Agreement between them (the "Development Agreement"), dated as of January 6, 2006, as amended by letter agreements dated January 6, 2006 and January 11, 2006. The Development Agreement provides for the commercialization, development and distribution of Bystolic™, Mylan’s novel beta blocker nebivolol, a selective beta 1- blocker with vasodilating properties for an indication of hypertension ("Bystolic").

Pursuant to the terms of the amendment, Forest will assume Mylan’s commercial rights for Bystolic in the United States and Canada including the elimination of Mylan’s option to co-promote such product. Forest will be responsible for all future Bystolic development expenses as well as all sales and marketing expenses.

Under the terms of the amendment, Forest will make a one-time cash milestone payment of $370 million to Mylan. Beginning in the first quarter of 2011, Forest will amortize that payment over the remaining patent life of the product. Until the first quarter of 2011, Forest will continue to pay Mylan contractual royalties through calendar year 2010 after which Forest will pay an amount consistent with the royalty rates Forest generally pays with respect to its principal products for the supply of active pharmaceutical ingredient.

The summary of the amendment set forth above is qualified in its entirety by the amendment, which will be filed as an exhibit to Forest’s annual report on Form 10-K for the fiscal year ending March 31, 2008.

A copy of the press release announcing Forest’s entry into the amendment is attached to this Current Report as Exhibit 99 and is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(c)  Exhibit 99 Press release of Forest Laboratories, Inc. dated February 27, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: March 3, 2008

Forest Laboratories, Inc.
(Registrant)

/s/ Howard Solomon
Howard Solomon,
Chairman of the Board